EXHIBIT 99.1

National Oilwell Varco, Inc.
Pro forma Selected Financial Data
(in millions)

	2004					2005
	1	2	3	4	Total	1
Revenues
Rig Technology	343.2	382.2	475.8	526.4	1,727.6	543.3
Petroleum Services & Supplies	319.5	342.0	370.4	399.6	1,431.5	402.0
Distribution Services	218.1	218.4	233.3	235.3	905.1	235.9
Eliminations	(42.2)	(40.1)	(46.4)	(49.3)	(178.0)	(58.4)
Total	$838.6	$902.5	$1,033.1	$1,112.0	$3,886.2	$1,122.8
Operating Income
Rig Technology	18.1	36.2	53.3	65.7	173.3	61.3
Petroleum Services & Supplies	45.9	47.9	58.3	66.4	218.5	63.6
Distribution Services	5.5	6.7	8.4	9.0	29.6	7.6
Unallocated expenses and eliminations	(11.5)	(12.7)	(14.6)	(18.9)	(57.7)	(22.0)
Total	$58.0	$78.1	$105.4	$122.2	$363.7	$110.5
Operating Margins
Rig Technology	5.3%	9.5%	11.2%	12.5%	10.0%	11.3%
Petroleum Services & Supplies	14.4%	14.0%	15.7%	16.6%	15.3%	15.8%
Distribution Services	2.5%	3.1%	3.6%	3.8%	3.3%	3.2%
Unallocated expenses and eliminations	—	—	—	—	—	—
Total	6.9%	8.7%	10.2%	11.0%	9.4%	9.8%
Capital Equipment:
Ending Backlog				$782.9		$851.6
Revenue						305.0
Order Additions, net						373.7

Note:	Effect of preliminary estimate of Varco balance sheet step-up is included in all periods. Excludes results from discontinued operations; restructuring charges of $1.8 million in the first quarter 2004, $1.1 million in the second quarter 2004, $1.1 million in the third quarter 2004, and $1.7 million in the fourth quarter 2004; a $3.8 million net litigation gain in the second quarter 2004; and NOI/VRC related merger costs of $5.0 million in the fourth quarter 2004 and $10.9 million in the first quarter 2005.